UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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WillScot Corporation

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Supplement Dated April 13, 2020

To the Proxy Statement Dated March 20, 2020

For the 2020 Annual Meeting of Stockholders

To be held May 11, 2020

Explanatory Note

On March 20, 2020, WillScot Corporation (“WillScot”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with WillScot’s 2020 Annual Meeting of Stockholders, to be held on May 11, 2020.  This supplement (the “Supplement”) is being filed to correct the inadvertent omission of the “Executive Officers” section, which should have been included on pg. 25 of the Proxy Statement, immediately prior to the section entitled “Executive Compensation.” The “Executive Officers” section is below in full and should be read in conjunction with the Proxy Statement. No other changes have been made to the Proxy Statement, or the matters to be considered by WillScot’s stockholders at the annual meeting, and this Supplement has not been updated to reflect events occurring subsequent to the filing of the Proxy Statement.

Capitalized terms used but not otherwise defined in this Supplement have the meanings assigned to such terms in the Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, as of March 16, 2020.

Name	Age	Position
Bradley L. Soultz	50	President, Chief Executive Officer and Director
Timothy D. Boswell	41	Chief Financial Officer
Hezron Timothy Lopez	48	Vice President, General Counsel & Corporate Secretary
Sally J. Shanks	43	Chief Accounting Officer & Treasurer

Bradley L. Soultz has served as our president and chief executive officer (“CEO”) and as a member of our Board since we completed the Business Combination in November 2017. He served as president and CEO of WSII from January 2014 until November 2017, where he was responsible for the strategic and operational aspects of the company’s North American business and for helping prepare the portfolio company for its reemergence as a public company. Mr. Soultz joined WSII in January 2014 from Novelis Inc., the world leader in aluminum rolling and recycling, where he served as chief commercial and strategy officer. Prior to that, he held management roles with various business units in Europe and North America after joining Novelis in 2005. Mr. Soultz holds a bachelor’s degree in agriculture engineering from Purdue University. Mr. Soultz’s qualifications to serve on our Board include, among others, his extensive knowledge of our company and industry and his leadership and business experience with multinational companies focused on “lean” practices and processes.

Timothy D. Boswell has served as our chief financial officer since we completed the Business Combination in November 2017. He served as vice president, finance and treasurer of WSII from October 2015 until November 2017, where he was responsible for the company’s North American finance, strategy and IT functions. He previously served as chief of staff to the Algeco Group CEO from September 2014 to October 2015, where he supported the execution of global initiatives. Mr. Boswell also served as vice president of strategy and business development from June 2012 until September 2014, where he was responsible for the development and execution of strategic initiatives in North America with a focus on pricing, value-added products and services, and marketing. Prior to joining WSII in 2012, Mr. Boswell was a vice president with Sterling Partners, a Chicago-based private equity firm with $4 billion of assets under management, where he served in both principal investing and portfolio company management roles. Before joining Sterling

Partners, he held private equity and investment banking roles with Banc of America Capital Investors, Edgeview Partners, and Bear, Stearns & Co. Inc. Mr. Boswell holds a bachelor’s degree in economics and psychology from Davidson College and a master’s degree in business administration from the Darden Graduate School of Business Administration.

Hezron Timothy Lopez has served as our Vice President, General Counsel & Corporate Secretary since June 17, 2019. Mr. Lopez joined WillScot, after having served from 2012 to 2018 as Senior Vice President, General Counsel and Corporate Secretary of Herman Miller, Inc., a Nasdaq-listed manufacturer of home and office furniture. From 2008 to 2012, Mr. Lopez served as Associate General Counsel and Head of Mergers & Acquisitions, Commercial and International, for A. O. Smith Corporation, a manufacturer of water heating equipment and water treatment products. Mr. Lopez holds a bachelor’s degree in city & regional planning from California Polytechnic State University — San Luis Obispo and a law degree from the Indiana University School of Law - Bloomington.

Sally J. Shanks has served as our Chief Accounting Officer and Treasurer since we completed the Business Combination in November 2017. She served as Chief Accounting Officer of WSII from September 2017 until November 2017, where she was responsible for the company’s North American accounting, tax and treasury functions. Ms. Shanks joined WSII from Merkle Inc., a global technology-enabled performance marketing agency, where she served in various financial leadership roles from 2009 - 2017, including serving as Senior Vice President, Accounting & Treasury. She joined Merkle in 2009 following her departure from Laureate Education where she was Director of Accounting and Reporting from 2003 through 2008. Prior to Laureate Education, Ms. Shanks had financial reporting roles at another public company and started her career with PricewaterhouseCoopers. Ms. Shanks holds a bachelor’s degree in accounting from Providence College.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting to be Held on May 11, 2020:

This Supplement, WillScot’s notice of annual meeting, the Proxy Statement and WillScot’s annual report to stockholders for the fiscal year ended December 31, 2019 are available at http://investors.willscot.com.